Exhibit (a)(1)(D)

Offer To Purchase

All Outstanding Shares of Common Stock

of

SOLENO THERAPEUTICS, INC.

a Delaware corporation

at

$53.00 per share, payable in cash

Pursuant to the Offer to Purchase dated April 20, 2026

by

SIGMA MERGER SUB, INC.

a direct wholly owned subsidiary of

NEUROCRINE BIOSCIENCES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE FOLLOWING 11:59 P.M. EASTERN TIME ON MAY 15, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

April 20, 2026

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 20, 2026 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”) in connection with the offer by Sigma Merger Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a direct wholly owned subsidiary of Neurocrine Biosciences, Inc., a Delaware corporation (which we refer to as “Neurocrine”), to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition (as defined in the Offer to Purchase), any and all of the outstanding shares of common stock, par value $0.001 per share (which we refer to as the “Shares”), of Soleno Therapeutics, Inc., a Delaware corporation (which we refer to as “Soleno”), in exchange for $53.00 per Share, payable in cash, without interest and subject to reduction for any applicable withholding taxes.

THE BOARD OF DIRECTORS OF SOLENO HAS RECOMMENDED THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The consideration in the Offer is $53.00 per Share, payable in cash.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 5, 2026, among Soleno, Neurocrine and Purchaser, pursuant to which, after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Soleno without a vote of the stockholders of Soleno in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, with Soleno continuing as the surviving corporation and thereby becoming a direct wholly owned subsidiary of Neurocrine.

4.	The Offer and withdrawal rights will expire one minute following 11:59 p.m. Eastern Time on May 15, 2026, unless the Offer is extended by Purchaser or earlier terminated.

5.	The Offer is not subject to any financing condition. The Offer is subject to the conditions described in Section 15 of the Offer to Purchase.

6.

Tendering stockholders who are record owners of their Shares and who tender directly to Equiniti Trust Company, LLC, the depositary for the Offer, will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The making of the Offer in jurisdictions other than the United States may be restricted or prohibited by law. We are not currently aware of any jurisdiction where the making of the Offer is restricted or prohibited by law. If we become aware of any such restriction or prohibition on the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the Offer. If, after a good faith effort, we cannot comply, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of the Shares in that jurisdiction. If you are in any doubt as to your eligibility to participate in the Offer, you should contact your professional advisor immediately. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase

All Outstanding Shares of Common Stock

of

SOLENO THERAPEUTICS, INC.

a Delaware corporation

at

$53.00 per share, payable in cash

Pursuant to the Offer to Purchase dated April 20, 2026

by

SIGMA MERGER SUB, INC.

a direct wholly owned subsidiary of

NEUROCRINE BIOSCIENCES, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 20, 2026 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”), in connection with the offer by Sigma Merger Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a direct wholly owned subsidiary of Neurocrine Biosciences, Inc., a Delaware corporation, to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition (as defined in the Offer to Purchase), any and all of the outstanding shares of common stock, par value $0.001 per share (which we refer to as the “Shares”), of Soleno Therapeutics, Inc., a Delaware corporation, in exchange for $53.00 per Share, payable in cash, without interest and subject to reduction for any applicable withholding taxes.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understand(s) and acknowledge(s) that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on the undersigned’s behalf will be determined by Purchaser and such determination shall be final and binding.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: _____ SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date (as defined in the Offer to Purchase).

Dated:
Signature(s)

Please Print Name(s)

Address:

(Include Zip Code)
Area code and Telephone no.

Tax Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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